Exhibit 28 (m)(2) under Form N-1A
Exhibit 1 under Item 601/Reg. S-K

6/29/20 – Name changed to Federated Hermes Equity Income Fund, Inc.

FEDERATED EQUITY INCOME FUND, INC.

PLAN

This amended and restated Plan (“Plan”) is adopted this 14th day of May, 2004 by the Board of Directors of FEDERATED EQUITY INCOME FUND, INC. (the “Corporation”), a Maryland corporation, with respect to certain classes of shares ("Classes") of the Corporation set forth in exhibits hereto.

1.       This Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (“Act”), so as to allow the Corporation to make payments as contemplated herein, in conjunction with the distribution of shares of the Corporation (“Shares”).

2.                   This Plan is designed to finance activities of Federated Securities Corp. (“FSC”) principally intended to result in the sale of Shares to include: (a) providing incentive compensation to financial institutions (“Financial Institutions”) to sell Shares and (b) advertising and marketing of Shares including preparing, printing and distributing prospectuses and sales literature to prospective shareholders and Financial Institutions. The Plan is also designed to cover the costs of administrative services performed in conjunction with the sale of Shares, which may include, but are not limited to, shareholder services, recordkeeping services and educational services, as well as the costs of implementing and operating the Plan.

3.       FSC will pay Financial Institutions a fee in respect of Shares purchased and owned from time to time by their clients or customers. The schedules of such fees paid or reimbursed to FSC by the Corporation and the basis upon which such fees shall be paid or reimbursed shall be determined from time to time by the Corporation’s Board of Directors as set forth on the applicable exhibit hereto; In addition, FSC, in its sole discretion may pay Financial Institutions fees in excess of the maximum amounts permitted hereunder from any source available to it which fees, if paid, shall not be reimbursed by the Corporation.

4.       Any payment made by FSC to Financial Institutions which is paid or reimbursed by the Corporation will be made by FSC pursuant to the “Distributor’s Contract” and to an agreement entered into by FSC and the Financial Institution (“Financial Institution Agreement”)which are related documents to the Plan.

5.       FSC has the right (i) to select, in its sole discretion, the Financial Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Financial Institution Agreement.

6.       Quarterly in each year that the Plan remains in effect, FSC shall prepare and furnish to the Board of Directors of the Corporation, and the Board of Directors shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

7.       This Plan shall become effective with respect to each Class (i) after approval by majority votes of: (a) the Corporation's Board of Directors; (b) the members of the Board of the Corporation who are not interested persons of the Corporation and have no direct or indirect financial interest in the operation of the Corporation's Plan or in any related documents to the Plan ("Disinterested Directors"), cast in person at a meeting called for the purpose of voting on the Plan; and (c) the outstanding voting securities of the particular Class, as defined in Section 2(a)(42) of the Act and (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

8.       This Plan shall remain in effect with respect to each Class presently set forth on an exhibit and any subsequent Class added pursuant to an exhibit during the initial year of this Plan for the period of one year from the date set forth above and may be continued thereafter if this Plan is approved with respect to each Class at least annually by a majority of the Corporation's Board of Directors and a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such Plan. If this Plan is adopted with respect to a Class after the first annual approval by the Directors as described above, this Plan will be effective as to that Class upon execution of the applicable exhibit pursuant to the provisions of paragraph 7(ii) above and will continue in effect until the next annual approval of this Plan by the Directors and thereafter for successive periods of one year subject to approval as described above.

9.       All material amendments to this Plan must be approved by a vote of the Board of Directors of the Corporation and of the Disinterested Directors, cast in person at a meeting called for purpose of voting on it.

10.       This Plan may not be amended in order to increase materially the costs which the Corporation may bear for distribution pursuant to the Plan without being approved by a majority vote of the outstanding voting securities of the Corporation as defined in Section 2(a)(42) of the Act.

11.       This Plan may be terminated with respect to a particular Class at any time by: (a) a majority vote of the Disinterested Directors; or (b) a vote of the majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act; or (c) by FSC on 60 days’ notice to the Corporation.

12.       While this Plan is in effect, the selection and nomination of Disinterested Directors of the Corporation shall be committed to the discretion of the Disinterested Directors then in office.

13.       All agreements with any person relating to the implementation of this Plan, including, but not limited to Financial Institution Agreements, shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 11 herein.

14.       This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

12/1/07 - See Amendment #1 to Exhibit A

EXHIBIT A to the Plan

FEDERATED EQUITY INCOME FUND, INC.

Class A Shares

This Plan is adopted by Federated Equity Income Fund, Inc. with respect to the Class A Shares of the Corporation set forth above.

The fees paid by FSC and reimbursed by the Class shall not exceed 0.50 of 1% of the average aggregate net asset value of the Shares held during the month.

Witness the due execution hereof this 1st day of June, 2004.

FEDERATED EQUITY INCOME FUND, INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

6/29/20 – Name changed to Federated Hermes Equity Income Fund, Inc.

Amendment #1 to EXHIBIT A

to the Plan

FEDERATED EQUITY INCOME FUND, INC.

Class A Shares

This Amendment #1 to Exhibit A to the Plan is adopted as of the 15th day of November, 2007 by Federated Equity Income Fund, Inc. with respect to the Class A Shares of the Corporation set forth above.

The fees paid by FSC and reimbursed by the Class shall not exceed 0.05 of 1% of the average aggregate net asset value of the Shares held during the month.

Witness the due execution hereof this 1st day of December, 2007.

FEDERATED EQUITY INCOME FUND, INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President